EXHIBIT 23.1
Smith, Carney & Co., p.c.
Certified Public Accountant

Joseph E. Brueggen	5100 N. Brookline Ave., Suite 1000
Kenneth L. Carney	Oklahoma City, OK 73112-3627
Edward W. Granger	BUS: (405) 272-1040
Joseph W. Hornick	FAX: (405) 235-6180
Kevin D. Howard	1-800-570-1040
Van R. Oliver	__________________
__________	5th South Commerce, Suite 33
Ardmore, Oklahoma 73401-3924
www.smithcarney.com	BUS: (580) 226-1227
fax: (580) 226-1229

1-866-570-1040
CONSENT OF INDEPENDENT ACCOUNTANTS
We consent to the incorporation by reference in this Registration Statement on this Form S-3 of our report dated March 20, 2008, relating to the consolidated financial statements and internal control over financial reporting of GMX Resources Inc. and Subsidiaries, included in the Annual Report (Form 10-K) for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Smith, Carney & Co., p.c.
Smith, Carney & Co., p.c.

Oklahoma City, OK
April 18, 2008